As filed with the Securities and Exchange Commission on May 25, 2004

Registration no. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAPITAL TITLE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	87-0399785
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14648 North Scottsdale Road, Suite 125

Scottsdale, Arizona 85254

(480) 624-4200

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Copies of Correspondence to:

Mark C. Walker Vice President, Chief Financial Officer, Secretary and Treasurer 14648 North Scottsdale Road, Suite 125 Scottsdale, Arizona 85254 (480) 624-4200	Christopher D. Johnson, Esq. Squire, Sanders & Dempsey L.L.P. Two Renaissance Square 40 North Central Avenue, Suite 2700 Phoenix, Arizona 85004 (602) 528-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement from the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit*	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.001 per share	3,449,681 shares(1)	$3.76	$12,660,329	$1,605

(1)	Consists of: (a) 2,800,000 shares of common stock issued to certain of the selling stockholders in a private offering completed in April 2004; (b) 560,000 shares of common stock issuable upon exercise of warrants issued to the selling stockholders in the private offering completed in April 2004; and (c) 89,681 shares of common stock issued to Miller Capital Corporation as partial consideration for services rendered in connection with the acquisition of Nations Holding Group in September 2002.

*	Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low sales prices for shares of Common Stock of Capital Title Group, Inc., on May 18, 2004, as reported on the Nasdaq SmallCap Market.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated May 25, 2004

Prospectus

CAPITAL TITLE GROUP, INC.

3,449,681 SHARES OF COMMON STOCK

The stockholders of Capital Title Group, Inc. listed in this prospectus are offering for sale up to 2,889,861 shares of common stock, and an additional 560,000 shares of common stock that may be sold upon exercise of warrants.

We expect that sales made pursuant to this prospectus will be made:

•	in broker’s transactions;

•	in block trades on the NASDAQ SmallCap Market;

•	in transactions directly with market makers; or

•	in privately negotiated sales or otherwise.

We will not receive any of the proceeds of sales by the selling stockholders. We will pay the expenses incurred to register the shares for resale, but the selling stockholders will pay any underwriting discounts, concessions, or brokerage commissions associated with the sale of their shares of common stock.

The selling stockholders will determine when they will sell their shares, and in all cases they will sell their shares at the current market price or at negotiated prices at the time of the sale. Securities laws and SEC regulations may require the selling stockholders to deliver this prospectus to purchasers when they resell their shares of common stock.

Our common stock is traded on the NASDAQ SmallCap Market under the symbol “CTGI.” On May 24, 2004, the last sale price of our common stock as reported on the NASDAQ SmallCap Market was $4.00 per share.

Consider carefully the risk factors beginning on page 3 of this prospectus before investing.

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May     , 2004.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, current and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the following location of the SEC:

Public Reference Room

450 Fifth Street, N.W.

Washington, D.C. 20549

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet web site that contains reports, proxy and information statements, and other information about issuers that file electronically with the SEC. The address of that site is www.sec.gov.

We have filed a registration statement on Form S-3 with the SEC that covers the resale of the common stock offered by this prospectus. This prospectus is a part of the registration statement, but the prospectus does not include all of the information included in the registration statement. You should refer to the registration statement for additional information about us and the common stock being offered in this prospectus. Statements that we make in this prospectus relating to any documents filed as an exhibit to the registration statement or any document incorporated by reference into the registration statement may not be complete and you should review the referenced document itself for a complete understanding of its terms.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are “incorporating by reference” into this prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference our:

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

•	definitive Proxy Statement for our 2004 Annual Meeting of Stockholders dated April 9, 2004; and

•	Current Reports on Form 8-K filed with the SEC on February 20, 2004, April 29, 2004, May 4, 2004, and May 5, 2004.

All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this prospectus to the end of the offering of the common stock under this prospectus shall also be deemed to be incorporated herein by reference and will automatically update information in this prospectus.

You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Corporate Secretary

Capital Title Group, Inc.

14648 North Scottsdale Road

Suite 125

Scottsdale, Arizona 85254

(480) 624-4200

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

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Any statements contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus (or in any other subsequently filed document which also is incorporated by reference in this prospectus) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus except as so modified or superseded.

Important Notice About the Information Presented In This Prospectus

You should rely only on the information provided in this prospectus and the information incorporated by reference. We have not authorized anyone to provide you with different information. The selling stockholders are not offering to sell, or seeking offers to buy, the shares in any state where offers or sales are not permitted. We do not claim the accuracy of the information in this prospectus as of any date other than the date stated on the cover.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference contain certain forward-looking statements that involve a number of risks and uncertainties. These statements include, without limitation, changes in national and regional housing demand and values, the levels of interest and inflation rates, the availability and cost of mortgage loans, employment trends, default rates on mortgage loans, those factors listed under the caption “Risk Factors” and other factors set forth elsewhere in this prospectus. These statements, in addition to statements made in conjunction with the words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” and similar expressions, are forward-looking statements within the meaning of the Safe Harbor provision of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to future events or our future financial performance and only reflect management’s expectations and estimates. The following is a list of factors, among others, that could cause actual results to differ materially from the forward-looking statements:

•	The costs of producing title evidence are relatively high, while premiums are subject to regulatory and competitive restraints.

•	Real estate activity levels have historically been cyclical and are influenced by the overall economy, particularly interest rates.

•	The title insurance industry may be exposed to substantial claims by large classes of claimants.

•	The industry is regulated by state laws that require the maintenance of minimum levels of capital and surplus and that restrict the amount of dividends that may be paid by our insurance subsidiary.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus to conform them to actual results. We do not, nor does any other person, assume responsibility for the accuracy and completeness of those statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the caption “Risk Factors.”

We caution the reader that these risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those projected in any forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus and the documents we incorporate by reference might not occur.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 21E of the Securities Act.

You should carefully read this prospectus and the documents incorporated by reference in their entirety. They contain information that you should consider when making your investment decision.

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PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that you need to consider in making your investment decision. You should read the entire prospectus, including the risks of investing discussed under “Risk Factors” beginning on page 3 and the following summary together with the more detailed information regarding our company, the shares, our financial statements and the notes to those statements and the other documents incorporated by reference to this prospectus, and the exhibits to the registration statement of which this prospectus is a part.

References in this prospectus to “Capital Title,” the “Company,” “we,” “us,” and “our,” refer to Capital Title Group, Inc. and its subsidiaries, unless otherwise specified. References to “Nationwide” refer to Nationwide Appraisal Services Corporation.

Capital Title Group, Inc.

Overview

Capital Title is a leading regional title agency, title insurance underwriter and provider of related services to facilitate the purchase, sale and financing of real estate. We issue title insurance policies that are underwritten either internally by a subsidiary or by other third party title insurance underwriters, and perform other title-related services, such as escrow activities, in connection with real estate transactions. Through acquisitions and the expansion of existing operations, we have achieved substantial growth during the last several years. Our revenues increased from $64.4 million in 2001 to $250.2 million in 2003. We believe that our profitable regional operations provide us with a strong platform for national growth and to become a national title insurance company with the capacity to act as a “one-stop” shop for our customers by providing a “bundle” of real estate settlement services.

April 2004 Private Offering

We recently completed a private offering of 2,800,000 shares of our common stock and warrants to purchase 889,252 shares of our common stock in April 2004. We received gross proceeds of $10.1 million from the offering and used the net proceeds of the private offering to pay for a portion of the purchase price for our recent acquisition of Nationwide Appraisal Services Corporation. We issued shares of our common stock at a purchase price of $3.60 per share in the private offering to the selling stockholders described on page 8 of this prospectus, all of whom were accredited investors. All of the warrants issued in the private offering had an exercise price of $4.00 per share and had a maximum term of five years from the date of issuance. We are registering for resale 2,800,000 shares of our common stock and 560,000 shares of our common stock underlying the warrants that were issued in the private offering to the selling stockholders. We are not registering for resale pursuant to this prospectus 329,252 shares of common stock underlying warrants that we issued to Ryan Beck & Co. Inc. and Sanders Morris Harris, who served as co-placement agents in the private offering.

Acquisition of Nationwide Appraisal Services Corporation

As part of our strategy of becoming a national title insurance company, we recently acquired Nationwide Appraisal Services Corporation for an aggregate purchase price of up to $28.0 million in cash. We paid for this acquisition through a combination of cash on hand, proceeds from the private offering described above, and proceeds from a $16.0 million credit facility with Comerica Bank at a fixed rate of 4.75%. The terms of the Comerica Bank credit facility require us to make a $6.0 million payment of principal on September 30, 2004. The remaining $10.0 million balance outstanding under the Comerica Bank credit facility will be amortized over a five year period with monthly payments of approximately $166,667 plus interest.

Nationwide Appraisal Services Corporation, which we refer to in this prospectus as “Nationwide,” provides appraisal, title and escrow services to its customers through its centralized processing center located in Canonsburg, Pennsylvania. Nationwide provides appraisal services in all 50 states and provides title and escrow services in 37 states primarily in the eastern part of the United States. Nationwide recorded revenue of $44.8 million for the year ended December 31, 2003, of which approximately 56% was derived from appraisal services and approximately 44% was derived from title and settlement services. We believe the acquisition of Nationwide will represent an important step in achieving our goal of becoming a national title insurance company that can offer its clients a complete bundle of title and related settlement services.

Principal Executive Offices

We are a Delaware corporation with our principal executive offices located at 14648 North Scottsdale Road, Suite 125, Scottsdale, AZ 85254. Our telephone number is (480) 624-4200. Our website address is www.capitaltitlegroup.com. Information on our website does not constitute part of this prospectus.

The Offering

Common Stock Offered by the selling stockholders	3,449,681 shares.

Common Stock currently outstanding	21,261,198 shares (1)

Use of Proceeds	We will not receive any of the proceeds of sales of common stock by the selling stockholders. See “Use of Proceeds.”

Risk Factors	You should carefully consider all of the information contained in, and incorporated by reference into, this prospectus, and in particular, you should evaluate the specific risks set forth under “Risk Factors,” beginning on page 3.

Nasdaq SmallCap Market Symbol	CTGI

(1)	The number of shares outstanding does not include as of May 24, 2004 4,524,775 shares of common stock reserved for issuance upon exercise of options outstanding under our stock options plans, and 1,189,252 shares of common stock reserved for issuance upon exercise of outstanding warrants.

RISK FACTORS

Before you invest in the securities offered pursuant to this prospectus, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus, and the exhibits to this prospectus.

If any of the following risks actually occur, our business, financial condition, results of operations or prospects could be materially adversely affected. In such case, the trading price of our common stock could decline, and you could lose part or all of your investment.

Risks Related to our Business and Industry.

The demand for our title insurance and related services is highly dependent upon the volume of real estate transactions and other general economic conditions, and we expect that our 2004 revenues and profits will decline as interest rates stabilize or rise.

The demand for title insurance is dependent upon, among other things, the volume of commercial and residential real estate transactions. The volume of these transactions has historically been influenced by factors such as mortgage interest rates and the state of the overall economy. When mortgage interest rates are increasing or during an economic downturn or recession, real estate activity typically declines and the title insurance industry tends to experience lower revenues and profitability. For example, stable mortgage interest rates and strength in the real estate market, especially in California and throughout the West Coast, contributed to very positive conditions for the title insurance industry throughout 1997 and 1998. However, during the second half of 1999 and through 2000, steady interest rate increases resulted in a significant decline in refinancing transactions. As a result, the market shifted from a refinance-driven market in 1998 to a more traditional market driven by new home purchases and re-sales in 1999 and 2000. Beginning in 2002 and into 2003, the level of real estate activity increased, including refinancing transactions, new home sales and re-sales, due in significant part to substantial decreases in mortgage interest rates. We expect that the volume of refinance activity will decline in 2004 as a result of interest rates stabilizing or increasing from current levels, and the favorable industry conditions that existed in 2002 and 2003 may not occur again in the foreseeable future. We expect our revenues and net income from existing operations to decline in 2004 due to the anticipated decreases in refinancing activity. In addition, changes in interest rates may have an adverse impact on our return on invested cash, the market value of our investment portfolio and interest paid on our bank debt.

Our success depends on our ability to attract and retain key personnel.

Competition for personnel in our industry is intense. We may have difficulty hiring the necessary sales, marketing and management personnel to support our growth. The successful implementation of our business model and growth strategy depends on the continued contributions of our seasoned executives and key managers. The loss of any key employee, the failure of any key employee to perform in his or her current position, or the inability of our officers and key managers to expand, train and manage our employee base could prevent us from executing our growth strategy and have a material adverse effect on our business.

The title insurance industry experiences seasonal fluctuations.

Historically, residential real estate activity has been generally slower in the winter, when fewer families move, buy or sell homes, with increased volumes in the spring and summer. Residential refinancing activity is generally more uniform throughout the year, subject to interest rate stability. Demand for our title insurance and related services generally tracks these seasonal demand patterns of the residential real estate market, although acquisitions of other title insurance companies and changes in interest rates may alter these traditional seasonal demand patterns. We typically report our lowest revenues and earnings in the first quarter, with revenues and earnings increasing into the second quarter and through the third quarter and declining again in the fourth quarter.

Our business is highly competitive and increased competition could reduce our revenues and profitability.

The title insurance industry is highly competitive, particularly with respect to price, service and expertise. Companies with significant market share both nationally and in Arizona, California and Nevada include First American, Old Republic, Stewart Title, Fidelity National Title and LandAmerica. According to Corporate Development Services, these five title insurance companies and their subsidiaries accounted for 88% of net premiums collected nationally in 2002. Over 40 independent title insurance companies accounted for the remaining 12% of the market. All of the top five title insurers have larger distribution networks, greater financial resources, more extensive computerized databases and longer standing relationships than us. The number and size of competing companies varies in the different geographic areas in which we conduct our business. Competition with the major title insurance companies, expansion by smaller regional companies and new entrants such as diversified financial service companies could adversely affect our business operations and financial condition.

We may not be able to successfully implement our strategy of selectively acquiring other businesses in the title insurance industry and related industries.

As part of our overall growth strategy, we intend to selectively acquire businesses in our industry and related industries that will allow us to enter new markets, provide services that we currently do not offer or advance our existing technology. Our ability to implement our selective acquisition strategy will depend on our success in identifying and consummating acquisitions of businesses on favorable terms. Although we also are actively seeking other acquisition candidates, we can give no assurance that we will be successful in these efforts. If we are unable to acquire appropriate businesses on favorable economic terms, or at all, or are unable to introduce new products and services successfully, our business could be materially adversely affected.

We may encounter difficulties managing and integrating our acquisitions, including the Nationwide acquisition.

Part of our continued growth strategy is to pursue additional opportunities to diversify and expand our operations by acquiring other companies. The success of each acquisition will depend upon our ability:

•	to integrate the acquired businesses’ operations, products and personnel to achieve synergies and economies of scale;

•	to retain key personnel of the acquired businesses; and

•	to expand our financial and management controls and reporting systems and procedures.

In addition, our growth strategy of providing bundled services subjects us to associated risks, including lack of experience in operating such businesses. Our inability to successfully integrate acquired businesses and manage our growth strategy could have a material adverse effect on our business.

We may not be able to keep pace with rapid technological changes in the title insurance industry.

The title insurance industry is subject to rapid technological change, new product and service introductions and evolving industry standards. We believe that our future success will depend on our ability to anticipate technological changes and to offer products and services that meet evolving standards on a timely and cost-effective basis. The development and implementation of new technologies to effectively compete will require us to expend significant capital and other resources. We may not successfully identify new product and service opportunities or develop and introduce new products and services in a timely and cost-effective manner. In addition, products and services that our competitors and other real estate industry participants develop or introduce may render our products and services obsolete or noncompetitive. Advances in technology could also reduce the useful lives of our information systems, preventing us from recovering fully our investment in particular technologies. Our failure to keep pace with technological change may have a material adverse effect on our business.

We may experience losses resulting from fraud, defalcation or misconduct.

Fraud, defalcation and misconduct by employees are risks inherent in our business. As of December 31, 2003, we were the custodian of approximately $486.7 million of cash deposited by customers with specific instructions as to its disbursement from escrow, trust and account servicing files. We carry insurance covering the loss or theft of funds of up to $10.0 million annually in the aggregate, subject to a deductible of $75,000 per occurrence. To the extent that any loss or theft of funds substantially exceeded our insurance coverage, our business could be materially adversely affected. As of December 31, 2003, Nationwide held approximately $16.6 million in connection with similar escrow and trust arrangements.

Insurance regulations limit the ability of our insurance subsidiary to pay cash dividends to us.

Our insurance subsidiary is subject to regulations that limit its ability to pay dividends or make loans or advances to us, principally to protect policy holders. Generally, these regulations limit the total amount of dividends and distributions to the greater of 10% of our insurance subsidiary’s surplus or 100% of net income for the previous calendar year, provided that the amount does not exceed its earned surplus, which was $13.4 million as of December 31, 2003. At December 31, 2003, $25.6 million of cash, short-term investments, fixed maturity bonds and equity securities were subject to this dividend restriction. These restrictions could limit our ability to pay dividends to our stockholders, repay our indebtedness, make acquisitions or otherwise grow our business.

We are subject to substantial government regulation which could have the effect of delaying or preventing a change of control of our insurance subsidiary or our company.

Many state insurance regulatory laws intended primarily for the protection of policyholders contain provisions that require advance approval by state agencies of any change in control of an insurance company or an insurance holding company that is domiciled (or, in some cases, doing business) in that state. Any future transaction that would constitute a change of control of our insurance subsidiary or us may require regulatory approval by the state insurance agencies of Arizona, California and Nevada. In addition, any person or group that acquires shares of common stock in this offering or otherwise and, as a result, beneficially owns more than a particular threshold percentage of our issued and outstanding common stock may be required to obtain approval from various state insurance departments. All states where we are currently subject to regulation have laws that impose filing requirements on persons who beneficially own 10% or more of our voting shares. Purchasers pursuant to this prospectus should be aware of these regulatory limitations on the amount of the common stock that they may acquire and own and consult their legal counsel prior to purchasing shares in order to ensure compliance. Such regulatory requirements could have the effect of delaying or preventing transactions affecting the control of us or the ownership of our common stock, including transactions that could be advantageous to our common stockholders.

Our insurance subsidiary is subject to substantial government regulation.

State authorities regulate our insurance subsidiary in the states in which it does business. These regulations generally are intended for the protection of policyholders rather than stockholders. The nature and extent of these regulations vary from jurisdiction to jurisdiction, but typically involve:

•	approval of premium rates for insurance;

•	standards of solvency and minimum amounts of statutory capital surplus that must be maintained;

•	limitations on types and amounts of investments;

•	establishing reserves, including statutory premium reserves, for losses and loss adjustment expenses;

•	regulation of dividend payments and other transactions between affiliates;

•	prior approval of the acquisition and control of an insurance company or of any company controlling an insurance company;

•	licensing of insurers and agents;

•	regulation of reinsurance;

•	restrictions on the size of risks that may be insured by a single company;

•	regulation of underwriting and marketing practices;

•	deposits of securities for the benefit of policyholders;

•	approval of policy forms;

•	methods of accounting; and

•	filing of annual and other reports with respect to financial condition and other matters.

These regulations may impede or impose burdensome conditions on rate increases or other actions that we might want to take to implement our business strategy and enhance our operating results.

Risks Related To The Offering of Securities Pursuant to this Prospectus.

Our common stock is thinly traded and you may not be able to sell the securities at all or when you want to do so.

Our common stock currently is quoted on The Nasdaq SmallCap Market and currently is thinly traded. Over the past three years, the weekly trading volume for our common stock was as low as 2,700 shares per week and as high as 1,368,000 shares per week as reported by NASDAQ and IDC. The 90-day moving average of our daily trading volume was 68,180 for the first quarter of 2004 as reported by NASDAQ and IDC. Because of the limited public market for our common stock, you may be unable to sell our common stock when you want to do so if the trading market for our common stock continues to be limited.

Our stock price might be volatile and you might not be able to resell your securities at or above the price you have paid.

If you purchase the securities, you might not be able to resell the shares of our common stock comprising or underlying the securities at or above the price you have paid. The market price of our common stock might fluctuate significantly in response to many factors, some of which are beyond our control, including the following:

•	actual or anticipated fluctuations in our annual and quarterly results of operations;

•	changes in securities analysts’ expectations;

•	variations in our operating results, which could cause us to fail to meet analysts’ or investors’ expectations;

•	announcements by our competitors or us of significant technical innovations, contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	conditions and trends in the title insurance and real estate business;

•	general market, economic, industry and political conditions;

•	changes in market values of comparable companies;

•	additions or departures of key personnel;

•	stock market price and volume fluctuations attributable to inconsistent trading volume levels; and

•	future sales of equity or debt securities, including sales which dilute existing investors.

In addition, the stock market has experienced extreme volatility that often has been unrelated to the performance of its listed companies. Moreover, only a limited number of our shares are traded each day, which could increase the volatility of the price of our stock. These market fluctuations might cause our stock price to fall regardless of our performance. In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation. If we were involved in securities class action litigation, it could result in substantial costs and a diversion of our attention and resources and have a material adverse effect on our business.

Certain provisions of our certificate of incorporation, granting our board of director’s broad discretion to issue shares of preferred stock, may adversely affect your rights as a common stockholder.

Our board of directors may, without further action by our common stockholders, from time to time, issue shares of our authorized but un-issued preferred stock, and determine the rights, preferences and limitations of each series of preferred stock. Upon the vote of a majority of the directors then in office, our board of directors, without stockholder approval, may issue shares of preferred stock with dividend, liquidation, voting, conversion and other rights superior to the rights of our common stockholders. Satisfaction of any dividend preferences of our outstanding redeemable preferred stock and future issuances of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment to our common stockholders. Under some circumstances, the issuances of shares of preferred stock may make a merger, tender offer or proxy contest or the assumption of control by a holder of a large block of our securities or the removal of incumbent management more difficult. Any issuances of our preferred stock thus may have a material adverse effect on your rights as a common stockholder.

We are not providing any legal or tax advice with respect to the tax consequences regarding the securities.

An investment in the securities may involve certain material federal and state tax consequences. Prospective investors should not rely on this prospectus or any of the exhibits to this prospectus for legal, tax, or business advice. Prospective investors should consult with their respective legal counsel, accountant or business adviser as to legal, tax and related matters concerning investment in the securities offered in this prospectus.

USE OF PROCEEDS

The selling stockholders will receive the net proceeds from the sale of their shares of common stock. We will not receive any proceeds from these sales. We received estimated aggregate gross proceeds of approximately $10.1 million from the sale of the shares of common stock and warrants to purchase shares of our common stock pursuant to our April 2004 private offering. We used estimated net proceeds of $9.1 million from the private offering, together with proceeds from a $16.0 million credit facility with Comerica Bank and cash on hand, to pay for the Nationwide acquisition.

SELLING STOCKHOLDERS

The following table sets forth (i) the name of each of the selling stockholders, (ii) the number of shares of common stock beneficially owned by each such selling stockholder that may be offered for the account of such selling stockholder under this prospectus, and (iii) the number of shares of common stock beneficially owned by each such selling stockholder upon completion of this offering. Such information was obtained from the selling stockholders but has not been independently verified by us. The term “selling stockholder” includes the persons listed below and their respective transferees, pledgees, donees, or other successors.

	Common Stock Beneficially Owned Before the Offering(1)				Common Stock Beneficially Owned After Completion of Offering
Name	Number of Shares	Number of Shares Issuable Upon Exercise of Warrants or Options	Percentage	Shares of Common Stock Being Registered for Resale in this Offering(2)	Number of Shares	Percentage
Robert Alpert	50,000	10,000	*	60,000	—	—
William D. Bain Jr. and Peggy Brooks Bain	10,000	2,000	*	12,000	—	—
E.P. Brady Inc. Profit Sharing Plan and Trust	30,000	6,000	*	36,000	—	—
Tanya J. Drury	50,000	10,000	*	60,000	—	—
Robert Larry Kinney	15,000	2,000	*	12,000	5,000	*
George Moorehead	25,000	5,000	*	30,000	—	—
John M. O’Quinn	65,000	13,000	*	78,000	—	—
Sanders Opportunity Fund, L.P.	60,570	12,114	*	72,684	—	—
Laura K. Sanders	45,000	9,000	*	54,000	—	—
Sanders Opportunity Fund, L.P. (Institutional)	189,430	37,886	*	227,316	—	—
Brad D. Sanders	10,000	2,000	*	12,000	—	—
Katherine U. Sanders	35,000	7,000	*	42,000	—	—
Christine M. Sanders	10,000	2,000	*	12,000	—	—
Bret D. Sanders	10,000	2,000	*	12,000	—	—
Susan Sanders Todd	10,000	2,000	*	12,000	—	—
Paul Tate and Lara Tate	15,000	3,000	*	18,000	—	—
David Towery	10,000	2,000	*	12,000	—	—
Eric Weir	10,000	2,000	*	12,000	—	—

Donald V. Weir and Julie Ellen Weir	50,000	10,000	*	60,000	—	—
Sanders 1998 Children’s Trust DTD 12/01/97	90,000	18,000	*	108,000	—	—
Lisa Dawn Weir	15,000	3,000	*	18,000	—	—
Frorer Partners, LP	80,000	16,000	*	96,000	—	—
Hot Creek Investors, L.P.	1,100,000	220,000	6.2%	1,320,000	—	—
Longview Fund, LP	159,000	31,800	*	190,800	—	—
Gamma Opportunity Capital Partners, LP	158,000	31,600	*	189,600	—	—
Alpha Capital Ag	158,000	31,600	*	189,600	—	—
Drake Associates L.P.	115,000	23,000	*	138,000	—	—
Crown Investment Partners, LP	130,000	26,000	*	156,000	—	—
Value Architects LP	100,000	20,000	*	120,000	—	—
Miller Capital Corporation(3)	724,000	100,000	3.9%	89,681	734,319	3.5%

*	Less than 1%

(1)	Except as otherwise indicated, each person named in the table has sole voting and investment power with respect to all shares of common stock beneficially owned by him or her, subject to applicable community property law. In calculating the percentage of ownership, all shares of common stock which the identified person or group had the right to acquire upon achievement of certain financial objective or otherwise within 60 days of May 24, 2004, are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.

(2)	We have no assurance that the selling stockholders will sell any of the securities being registered hereby.

(3)	Includes shares owned by Miller Capital Corporation and Rudy Miller, the principal of Miller Capital Corporation.

Material Relationships with the Selling Stockholders

Sanders Morris Harris Inc. served as a co-placement agent in connection with our April 2004 private offering of 2,800,000 shares of common stock and warrants to purchase 889,252 shares of our common stock. Sanders Morris Harris received a cash fee of $216,000 and a warrant to purchase 94,072 shares of our common stock as consideration for its services as co-placement agent. Miller Capital Corporation served as our financial advisor in connection with the private offering and received a cash fee of $225,000. All of the warrants issued in the April 2004 private offering have a term of up to five years and an exercise price of $4.00 per share.

Sanders Morris Harris is a market maker for our common stock and served as placement agent for our $5.0 million private placement in April 1999 as well as a private placement in April 1998. In connection with the private placement of our common stock in April 1998, we agreed to nominate for election as a director one individual designated by Sanders Morris Harris. Sanders Morris Harris has the right to designate one of our directors so long as the purchasers in the private offering retain, in the aggregate, at least 50% of the aggregate number of shares of common stock offered and sold in that offering. Sanders Morris Harris has designated Mr. Ben Morris who currently serves on our board of directors.

Miller Capital Corporation provides various financial advisory services to us. Miller Capital Corporation currently serves as our exclusive advisor with respect to merger and acquisition and related transactions, and we have agreed to pay Miller Capital Corporation a success fee based upon a formula tied to the total consideration paid by us in connection with an acquisition or similar transaction. This fee is payable 80% in cash and 20% in shares of our common stock unless otherwise agreed by Miller Capital Corporation and us. Any shares issued by us to Miller Capital Corporation under this consulting arrangement are subject to registration rights. We also have agreed to pay a cash fee to Miller Capital Corporation if we complete a public or private offering of any equity or debt securities (other than traditional bank financing arranged by us), and the amount of this fee is based upon the gross proceeds raised by us in a private or public offering. Miller Capital Corporation also serves as an investor relations consultant and receives a monthly consulting fee of $7,500. In connection with past consulting services rendered by Miller Capital Corporation, Miller Capital Corporation received 89,681 shares of common stock as partial consideration for consulting services rendered in connection with our acquisition of Nations Holding Group in September 2002, and we are registering these shares in this offering. Miller Capital Corporation also received a fee of $880,000 for services rendered as a consultant in connection with our acquisition of Nationwide Appraisal Services Corporation in April 2004. We also have granted Miller Capital Corporation options to purchase an aggregate of 100,000 shares of our common stock. One of the options to purchase 50,000 shares has an exercise price of $1.375 and expires in June 2005 and the other option to purchase 50,000 shares has an exercise price of $2.90 per share and expires in June 2007. We have granted Miller Capital Corporation piggyback registration rights with respect to the 100,000 shares of common stock underlying these options. However, the shares underlying these options will not be included for registration pursuant to this prospectus.

PLAN OF DISTRIBUTION

The common stock may be sold from time to time by the selling stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The common stock may be sold in one or more of the following types of transactions:

(a)	a block trade in which a selling stockholder will engage a broker-dealer who will then attempt to sell the common stock, or position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

(c)	an exchange distribution in accordance with the rules of such exchange; and

(d)	ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the re-sales.

In connection with distributions of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell common stock short and redeliver the common stock to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the common stock, which the broker-dealer may resell or otherwise transfer pursuant to this prospectus. The selling stockholders may also loan or pledge common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or, upon a default, the broker-dealer may effect sales of the pledged common stock pursuant to this prospectus.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

Commissions and discounts, if any, attributable to the sales of the common stock will be borne by the selling stockholders. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the common stock against various liabilities, including liabilities arising under the Securities Act.

In order to comply with the securities laws of various states, if applicable, sales of the common stock made in those states will only be through registered or licensed brokers or dealers. In addition, some states do not allow the securities to be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by us and the selling stockholders.

Under applicable rules and regulations of the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market-making activities with respect to our common stock for a period of up to five business days prior to the commencement of such distribution. In addition to those restrictions, each selling stockholder will be subject to the Exchange Act and the rules and regulations under the Exchange Act, including, Regulation M and Rule 10b-7, which provisions may limit the timing of the purchases and sales of our securities by the selling stockholders.

LEGAL MATTERS

The validity of the shares of common stock offered hereby has been passed upon for us by our counsel, Squire, Sanders & Dempsey L.L.P., 40 North Central Avenue, Suite 2700, Phoenix, Arizona.

EXPERTS

The consolidated financial statements of Capital Title Group, Inc. and subsidiaries as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2003 consolidated financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangibles.

The consolidated financial statements of Nationwide Appraisal Services Corporation as of December 31, 2003 and for the year then ended, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

[GRAPHIC]

Capital Title Group, Inc.

3,449,681 Shares of Common Stock

PROSPECTUS

May         , 2004

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth all expenses payable by us in connection with the offering of the common stock being registered, other than discounts and commissions, if any. The selling stockholders will not share any portion of these expenses.

Registration Fee	$1,605
Printing and Engraving Expenses	5,000
Legal Fees and Expenses	30,000
Accounting Fees and Expenses	25,000
Miscellaneous	0

Total	$61,605

Item 15.	Indemnification of Directors and Officers.

Article IX of Capital Title Group, Inc.’s Certificate of Incorporation provides that no director of the corporation shall be personally liable to the Capital Title or its stockholders for monetary damages for breach of fiduciary duty as a director, however, nothing contained in such Article IX eliminates or limits the liability of a director of Capital Title to the extent provided by applicable laws (i) for any breach of the director’s duty of loyalty to Capital Title or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) for liability imposed under Section 174 of Title 8 of the Delaware General Corporation Law (the “DGCL”) or successor provisions thereof, or (iv) for any transaction from which the director derived an improper personal benefit. The limitation of liability provided herein shall continue after a director has ceased to occupy such position as to acts or omissions occurring during such director’s term or terms of office. Section 145 of the DGCL enables a corporation to eliminate or limit personal liability of members of its board of directors for violations of their fiduciary duty of care. However, Delaware law does not permit the elimination of a director’s or officer’s liability for engaging in intentional misconduct or fraud, knowingly violating a law or unlawfully paying a distribution. The statute has no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

In addition, Article IX of Capital Title’s Certificate of Incorporation requires Capital Title to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Capital Title) by reason of the fact that he is or was a director, officer, employee or agent of Capital Title, or is or was serving at the request of Capital Title as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Capital Title and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Article IX of Capital Title’s Certificate of Incorporation further provides that Capital Title shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Capital Title to procure a judgment in its favor by reason of the fact that his is or was a director, officer, employee or agent of Capital Title, or is or was serving at the request of Capital Title as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Capital Title and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Capital Title for negligence or misconduct in the performance of his duty to Capital Title unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

To the extent that a director, officer, employee or agent of Capital Title has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to therein or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by Capital Title in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by Capital Title as provided in this Article IX.

Item 16.	Exhibits.

The following exhibits are filed herewith or incorporated by reference:

Exhibit No.	Description of Exhibit

4.1	Form of Subscription Agreement, dated as of April 27, 2004. (*)

4.2	Form of Registration Rights Agreement, dated as of April 27, 2004. (*)

4.3	Form of Warrant. (*)

4.4	Form of Common Stock Certificate. (*)

5.1	Opinion of Squire, Sanders & Dempsey L.L.P. (*)

10.18	Exclusive Acquisition and Management Consulting Agreement, between Capital Title Group, Inc. and Miller Capital Corporation, effective January 28, 2001. (*)

10.19	Letter of Agreement, between Capital Title Group, Inc. and Miller Capital Corporation, dated June 16, 2002. (*)

23.1	Consent of Squire, Sanders & Dempsey L.L.P. (included in Exhibit 5.1). (*)

23.2	Consent of KPMG LLP. (*)

24	Power of Attorney (see signature page in Part II of Registration Statement).

*	Filed herewith.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on May 24, 2004.

CAPITAL TITLE GROUP, INC.

By:	/s/ Donald R. Head

Name: Title:	Donald R. Head President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Donald R. Head and Mark C. Walker, or each of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for such person and in his name, place and stead, in any and all capacities, in connection with the registrant’s registration statement on Form S-3 under the Securities Act of 1933, including to sign the registration statement in the name and on behalf of the registrant or on behalf of the undersigned as a director or officer of the registrant, and any and all amendments or supplements to the registration statement, including any and all stickers and post-effective amendments to the registration statement and to sign any and all additional registration statements relating to the same offering of securities as those that are covered by the registration statement that are filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Donald R. Head Donald R. Head	Chairman of the Board, President, Chief Executive Officer and Director	May 24, 2004

/s/ Mark C. Walker Mark C. Walker	Vice President, Chief Financial Officer, Secretary and Treasurer	May 24, 2004

/s/ Robert B. Liverant Robert B. Liverant	Director	May 24, 2004

/s/ Terry S. Jacobs Terry S. Jacobs	Director	May 24, 2004

/s/ Theo F. Lamb Theo F. Lamb	Director	May 24, 2004

/s/ David C. Dewar David C. Dewar	Director	May 24, 2004

/s/ Ben T. Morris Ben T. Morris	Director	May 24, 2004

/s/ Stephen A McConnell Stephen A McConnell	Director	May 24, 2004

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	Form of Subscription Agreement, dated as of April 27, 2004. (*)

4.2	Form of Registration Rights Agreement, dated as of April 27, 2004. (*)

4.3	Form of Warrant. (*)

4.4	Form of Common Stock Certificate. (*)

5.1	Opinion of Squire, Sanders & Dempsey L.L.P. (*)

10.18	Exclusive Acquisition and Management Consulting Agreement, between Capital Title Group, Inc. and Miller Capital Corporation, effective January 28, 2001. (*)

10.19	Letter of Agreement, between Capital Title Group, Inc. and Miller Capital Corporation, dated June 16, 2002. (*)

23.1	Consent of Squire, Sanders & Dempsey L.L.P. (included in Exhibit 5.1). (*)

23.2	Consent of KPMG LLP. (*)

24	Power of Attorney (see signature page in Part II of Registration Statement).

*	Filed herewith.